UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-9320


                           WYNDHAM INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                        1950 STEMMONS FREEWAY, SUITE 6001
                               DALLAS, TEXAS 75207
                                 (214) 863-1000
       ------------------------------------------------------------------
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
         SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE
         ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
          -----------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(i)       [X]
      Rule 12g-4(a)(1)(ii)     [_]         Rule 12h-3(b)(1)(ii)      [_]
      Rule 12g-4(a)(2)(i)      [_]         Rule 12h-3(b)(2)(i)       [_]
      Rule 12g-4(a)(2)(ii)     [_]         Rule 12h-3(b)(2)(ii)      [_]
                                           Rule 15d-6                [_]

 Approximate number of holders of record as of the certification or notice date:
                                 Common Stock: 1
                               Preferred Stock: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Wyndham International, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: August 16, 2005

                                        WYNDHAM INTERNATIONAL, INC.


                                        By: /s/ Mark A. Solls
                                            ------------------------
                                            Name:  Mark A. Solls
                                            Title: Executive Vice President,
                                                   General Counsel and Secretary